Exhibit 23.2

                   INDEPENDENT AUDITORS CONSENT


We consent to the use of our report incorporated by reference in the Registration Statement (Form S-8) pertaining to the Access Pharmaceuticals, Inc. 1995 Stock Option Plan.

Our report dated March 24, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP

                                          KPMG LLP


Dallas, Texas
September 8, 2000